Pricing Supplement Dated August 9, 2012 (To Prospectus dated November 20, 2009 and Prospectus Supplement dated November 20, 2009)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-163273

CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Maximum aggregate offering price	Amount of registration fee
Senior Debt Securities	$300,000,000	$34,380

PACCAR Financial Corp.

Medium-Term Notes, Series M – Fixed Rate

CUSIP #69371RK88

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐		Barclays Capital Inc.
☐		Citigroup Global Markets Inc.
☐		BNP Paribas Securities Corp.
☒		Mitsubishi UFJ Securities (USA), Inc.
☐		Goldman, Sachs & Co.
☒		J.P. Morgan Securities LLC
☒	Other:	ING Financial Markets LLC
U.S. Bancorp Investments, Inc.
acting as ☒ principal ☐ agent

at: ☐	varying prices related to prevailing market prices at the time of resale

☒	a fixed initial public offering price of 99.905% of the Principal Amount.

Principal Amount: $300,000,000	Original Issue Date: August 14, 2012 (T+3)

Agent’s Discount or Commission: 0.200%	Final Maturity Date: August 14, 2015

Net Proceeds to Company: $299,115,000	Interest Payment Date(s): February 14 and August 14, commencing February 14, 2013 Record Dates: January 31 and July 31 preceding the applicable Interest Payment Date

Interest Rate: 0.750% per annum

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.

☐	The Notes may be redeemed at our option prior to the Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage: ____%
Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.

☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes. Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations: $1,000 and integral multiples of $1,000 in excess thereof

Exchange Rate Agent: (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

    Issue Price:                 %

Form:    ☒ Book-Entry             ☐ Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
J.P. Morgan Securities LLC	Bookrunner	$125,000,000
Mitsubishi UFJ Securities (USA), Inc.	Bookrunner	$125,000,000
ING Financial Markets LLC	Co-Manager	$25,000,000
U.S. Bancorp Investments, Inc.	Co-Manager	$25,000,000
Total		$300,000,000.00

Other Provisions: N/A